SUMMIT PROPERTIES ANNOUNCES SECOND QUARTER RESULTS
Investor/Analyst Conference Call Scheduled For Tomorrow

July 24, 2003 — Summit Properties Inc. (NYSE:SMT), reported net income for the quarter ended June 30, 2003 of $2,905,000, or $0.11 per share, compared to $13,802,000, or $0.50 per share, for the second quarter of 2002. Net income for the second quarter of 2003 included gains from asset sales of $3,122,000, or $0.12 per share, compared to $9,634,000, or $0.35 per share, for the same period in 2002. Net income for the second quarter of 2003 also included a loss from the early extinguishment of debt associated with an asset sale of $1,508,000, or $0.06 per share, with no similar loss for the same period in 2002.

Funds from Operations (“FFO”) for the quarter ended June 30, 2003 were $12,132,000, or $0.40 per share, compared to $16,015,000, or $0.51 per share, for the quarter ended June 30, 2002. FFO, which is the primary earnings measure of the REIT industry, has been calculated as set forth in the attachments. A reconciliation of net income to FFO on a historical and prospective basis is also provided in the attachments.

Property revenue from same-property communities fell 5.1 percent during the second quarter of 2003 while property operating expenses increased 2.9 percent, leading to a 9.2 percent decrease in property operating income over the same period in 2002. Average physical occupancy at same-property communities increased to 94.0 percent during the second quarter of 2003 from 93.3 percent in the same period in 2002. Average rent per occupied apartment home at same-property communities decreased to $888 in the second quarter of 2003 from $939 during the same period in 2002, a 5.4 percent decrease. A reconciliation of net income to property operating income is provided in the attachments.

“We are encouraged by sequential improvement in second quarter same-property operating income versus first quarter,” said Steve LeBlanc, Summit’s President and Chief Executive Officer. “This improvement was led by the recovering Washington, D.C. and Southeast Florida markets.”

Net income for the first six months of 2003 was $8,094,000, or $0.30 per share, compared to $19,137,000, or $0.70 per share, for the first six months of 2002. FFO for the six months ended June 30, 2003 were $24,625,000, or $0.80 per share, compared to $32,062,000, or $1.03 per share, for the six months ended June 30, 2002.

During the first half of 2003, property revenue from same-property communities decreased 5.4 percent while property operating expenses increased 4.0 percent, leading to a 10.3 percent decrease in property operating income compared to the first six months of 2002. Average physical occupancy at same-property communities increased to 94.2 percent during the first half of 2003 from 93.3 percent in the same period in 2002. Average rent per occupied apartment home at same-property communities decreased to $890 in the first half of 2003 from $944 during the same period in 2002, a 5.7 percent decrease.

Discontinued operations for the second quarter of 2003 included six communities, one of which was sold during the first quarter of 2003, one of which was sold during the second quarter of 2003, and four communities that are being actively marketed for sale.

The community formerly known as Summit Turtle Rock, located in San Antonio, Texas, was sold during the second quarter of 2003. This community includes 250 apartment homes and was sold for $18.3 million, or approximately $73,000 per apartment home. The sales price translates into a capitalization rate of 6.5 percent based upon forward twelve-month property operating income, which is calculated after capital expenditures. The sale of this San Antonio community began the Company’s previously announced strategic exit from the

Texas markets. Four additional Texas communities, Summit Camino Real and Summit Buena Vista, located in Dallas, and Summit Arboretum and Summit Las Palmas, located in Austin, are being actively marketed and are considered held for sale.

During the second quarter, the Company acquired a luxury apartment community in Miami, Florida for $59.4 million. The community, known as Summit Brickell, was completed in 2003 and has 405 apartment homes and approximately 18,000 square feet of retail space. Located in the heart of Miami’s financial district, Summit Brickell is a mid-rise, urban community with covered parking, a roof-top swimming pool and a state-of-the-art exercise facility. It is located minutes from the excitement of South Beach, the renowned shops of Coconut Grove, the fashionable Miami Design District and historic Coral Gables.

As of June 30, 2003, the Company had six communities in lease-up. Summit Brickell, in Miami, Florida, was 88.1 percent leased at the end of the quarter. Summit Brookwood, in Atlanta, Georgia, was 86.9 percent leased at the end of the quarter. Summit Valleybrook, in Philadelphia, Pennsylvania, was 86.9 percent leased at the end of the quarter. Summit Grand Parc, in Washington, D.C., was 66.7 percent leased at the end of the quarter. Summit Roosevelt, in Washington, D.C., was 63.1 percent leased at the end of the quarter. Summit Stockbridge, in Atlanta, Georgia, was 62.2 percent leased at the end of the quarter.

The Company continued its common stock repurchase program during the second quarter. Repurchases are made on the open market at prevailing prices or in privately negotiated transactions. During the quarter, the Company repurchased 387,600 shares at an average price of $19.92 per share. Under the Company’s current $56.0 million common stock repurchase program, a total of 1,249,300 shares had been repurchased as of June 30, 2003 at an average price of $18.88 per share.

During the third quarter, the Company anticipates obtaining a secured credit facility with borrowing availability of up to $200 million to replace its existing unsecured credit facility. It is expected that the new facility would mature in 2008 and would reduce the Company’s interest expense as compared to the current unsecured credit facility.

“There is continued pressure on general and administrative expenses driven primarily by corporate governance requirements and directors and officers liability insurance,” said Gregg Adzema, Summit’s Executive Vice President and Chief Financial Officer. “We are also accruing for performance-based compensation that is contingent upon the Company’s operational success in 2003.”

The Company is maintaining its 2003 net income guidance between $1.30 and $1.56 per share and its 2003 FFO guidance between $1.64 and $1.82 per share. If the Company closes on the secured credit facility outlined above, approximately $0.02 per share of unamortized financing costs attributable to its existing unsecured credit facility will be expensed at closing. This one-time cost is not accounted for in the guidance.

Summit will conduct a conference call tomorrow afternoon at 2:00 p.m. EDT to discuss its financial results, business highlights and outlook. In addition, the Company may answer questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

The Company produces a quarterly earnings release supplement that provides more detailed information on the operating results and activities of the Company. This supplement, as well as any additional financial and statistical information presented on the conference call, is available on the investor relations page of the Company’s website. To access the investor relations page, please begin with the Company’s home page at http://www.summitproperties.com, select the “About Summit” tab, and then select the “Investor Relations” tab.

The number for the conference call is (913) 981-5507, reservation code 353744. A live webcast of the conference call will also be available on the investor relations page of the Company’s website. A replay of the call by telephone will be available for five days following the call at (719) 457-0820, reservation code 353744.

A replay of the call by webcast will be available for an extended period of time on the investor relations page of the Company’s website.

Summit Properties Inc. is a real estate investment trust that focuses on the operation, development, and acquisition of luxury apartment communities. As of June 30, 2003, the Company owned or held an ownership interest in 54 communities comprised of 16,744 apartment homes with an additional 1,180 apartment homes under construction in four new communities. For additional information, contact the Company at (704) 334-3000, email the Company at email@summitproperties.com, or visit the Company’s website at http://www.summitproperties.com.

# # #

Contact:	Steven R. LeBlanc, President and CEO Michael L. Schwarz, Executive Vice President and COO Gregg D. Adzema, Executive Vice President and CFO

NOTE: This release, including its supplement, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements which are predictions of, or indicate future events and trends and which do not relate solely to historical matters, including information concerning the Company’s future net income, FFO, and financing cost estimates, anticipated investment costs, anticipated construction completion and stabilization dates, expected market conditions and fundamentals, the Company’s strategy to exit its Texas markets, the proposed secured credit facility, and other forecasts, are forward-looking statements. The Company’s actual results could differ materially from those set forth in the forward-looking statements. Factors that impact the Company’s ability to meet these forward-looking statements include, but are not limited to: national economic conditions and economic conditions in the Company’s markets; changes in job growth, household formation and population growth; changes in interest rates; uncertainties associated with the Company’s current real estate development, including actual costs exceeding the Company’s budgets and construction delays; the failure to sell properties on favorable terms, in a timely manner or at all, including the Company’s properties in its Texas markets; the failure to locate favorable investment opportunities in the Company’s markets; the impact of competition; the failure to obtain the proposed secured credit facility or other financing on favorable terms, in a timely manner, or at all; the lowering of the Company’s unsecured debt ratings; the effects of the Company’s accounting policies; and other factors discussed periodically in the Company’s reports filed with the Securities and Exchange Commission. The Company expressly disclaims any responsibility to update forward-looking statements.

Exhibit 99.1

STATEMENTS OF EARNINGS (UNAUDITED)	Three Months Ended			Six Months Ended
(Dollars in thousands, except per share amounts)	June 30,			June 30,

	2003	2002	% Change	2003	2002	% Change

Revenues:
Property revenues:
Rental	$33,163	$30,785	7.7%	$65,137	$61,658	5.6%
Other	2,472	2,235	10.6%	4,526	4,537	-0.2%

Total property revenues	35,635	33,020	7.9%	69,663	66,195	5.2%
Interest and other	693	683	1.5%	1,700	1,321	28.7%
Gain and interest income on compensation plans	50	46	8.7%	238	224	6.3%

Total revenues	36,378	33,749	7.8%	71,601	67,740	5.7%

Expenses:
Property operating	13,278	11,268	17.8%	25,793	22,405	15.1%
General and administrative	1,944	1,388	40.1%	3,545	3,147	12.6%
Liability adjustment and gain on compensation plans	50	46	8.7%	238	224	6.3%
Depreciation	9,079	7,362	23.3%	17,554	14,706	19.4%
Interest	6,666	7,622	-12.5%	13,252	15,163	-12.6%
Amortization	538	311	73.0%	933	622	50.0%

Total expenses	31,555	27,997	12.7%	61,315	56,267	9.0%

Income from continuing operations before equity investments, gain on sale of real estate assets and minority interest	4,823	5,752	-16.2%	10,286	11,473	-10.3%

Income (loss) on equity investments:
Summit Management Company	(330)	270	-222.2%	(594)	291	-304.1%
Unconsolidated real estate joint ventures	(75)	(41)	-82.9%	(164)	23	-813.0%

Total income (loss) on equity investments	(405)	229	-276.9%	(758)	314	-341.4%

Income from continuing operations before gain on sale of real estate assets, dividends to preferred unitholders and minority interest of common unitholders	4,418	5,981	-26.1%	9,528	11,787	-19.2%
Gain on sale of real estate assets	-	13,843	-100.0%	-	13,843	-100.0%
Dividends to preferred unitholders in Operating Partnership	(3,105)	(3,105)	0.0%	(6,210)	(6,210)	0.0%
Minority interest of common unitholders in Operating Partnership	(111)	(1,914)	-94.2%	(384)	(2,226)	-82.7%

Income from continuing operations	1,202	14,805	-91.9%	2,934	17,194	-82.9%

Discontinued operations (1):
Income from discontinued operations (2)	360	3,076	-88.3%	1,084	6,403	-83.1%
Gain (loss) on disposition of discontinued operations	3,122	(4,209)	174.2%	6,258	(4,209)	-248.7%
Loss from early extinguishment of debt	(1,508)	-	100.0%	(1,508)	-	100.0%
Minority interest of common unitholders in Operating Partners	(271)	130	308.5%	(674)	(251)	168.5%

Total discontinued operations	1,703	(1,003)	269.8%	5,160	1,943	165.6%

Net income	$2,905	$13,802	-79.0%	$8,094	$19,137	-57.7%

FUNDS FROM OPERATIONS(3)
Net income	$2,905	$13,802	-79.0%	$8,094	$19,137	-57.7%
Real estate depreciation	10,269	9,747	5.4%	19,844	19,464	2.0%
Real estate depreciation from unconsolidated joint ventures	190	316	-39.9%	379	616	-38.5%
Net gain on sale of real estate assets	(3,122)	(9,634)	-67.6%	(6,258)	(9,634)	-35.0%
Loss from early extinguishment of debt	1,508	-	100.0%	1,508	-	100.0%
Minority interest of common unitholders in Operating Partners	382	1,784	-78.6%	1,058	2,479	-57.3%

Funds from operations	$12,132	$16,015	-24.2%	$24,625	$32,062	-23.2%

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	26,892,289	27,333,056	-1.6%	27,050,846	27,228,764	-0.7%

Diluted	26,987,169	27,608,661	-2.3%	27,111,709	27,489,472	-1.4%

WEIGHTED AVERAGE SHARES/UNITS OUTSTANDING
Basic	30,436,755	30,888,338	-1.5%	30,595,312	30,785,909	-0.6%

Diluted	30,531,635	31,163,943	-2.0%	30,656,175	31,046,617	-1.3%

PER SHARE DATA — DILUTED
Income from continuing operations	$0.04	$0.54	-92.6%	$0.11	$0.63	-82.5%

Discontinued operations (1)	$0.06	$(0.04)	250.0%	$0.19	$0.07	171.4%

Net income	$0.11	$0.50	-78.0%	$0.30	$0.70	-57.1%

Funds from operations (3)	$0.40	$0.51	-21.6%	$0.80	$1.03	-22.3%

OPERATING STATISTICS	Three Months Ended			Six Months Ended
(Dollars in thousands)	June 30,			June 30,

	2003	2002	% Change	2003	2002	% Change

Property revenues (continuing and discontinued operations, see (1) and (2)):
Same-property communities	$31,717	$33,407	-5.1%	$63,473	$67,112	-5.4%
Stabilized development communities	4,179	4,079	2.5%	8,615	7,691	12.0%
Acquisition communities	1,458	-	100.0%	2,043	-	100.0%
Communities in lease-up	2,738	231	1085.3%	4,560	271	1582.7%
Disposition communities	92	6,773	-98.6%	1,090	14,281	-92.4%

Total property revenues	40,184	44,490	-9.7%	79,781	89,355	-10.7%

Property operating expenses (continuing and discontinued operations, see (1) and (2)):
Same-property communities	11,751	11,415	2.9%	23,655	22,742	4.0%
Stabilized development communities	1,700	1,615	5.3%	3,333	3,137	6.2%
Acquisition communities	650	-	100.0%	901	-	100.0%
Communities in lease-up	1,184	215	450.7%	1,972	304	548.7%
Disposition communities	42	2,454	-98.3%	470	5,072	-90.7%

Total property operating expenses	15,327	15,699	-2.4%	30,331	31,255	-3.0%

Property operating income (loss) (continuing and discontinued operations, see (1) and (2)):
Same-property communities	19,966	21,992	-9.2%	39,818	44,370	-10.3%
Stabilized development communities	2,479	2,464	0.6%	5,282	4,554	16.0%
Acquisition communities	808	-	100.0%	1,142	-	100.0%
Communities in lease-up	1,554	16	9612.5%	2,588	(33)	7942.4%
Disposition communities	50	4,319	-98.8%	620	9,209	-93.3%

Total property operating income	$24,857	$28,791	-13.7%	$49,450	$58,100	-14.9%

RECONCILIATION OF PROPERTY OPERATING INCOME (4)
(Dollars in thousands)
Net income	$2,905	$13,802	-79.0%	$8,094	$19,137	-57.7%
Interest and other income	(693)	(683)	1.5%	(1,700)	(1,321)	28.7%
General and administrative	1,944	1,388	40.1%	3,545	3,147	12.6%
Depreciation (continuing and discontinued operations)	10,208	9,800	4.2%	19,879	19,570	1.6%
Interest and amortization (continuing and discontinued operations)	8,215	9,458	-13.1%	16,356	18,828	-13.1%
Loss (income) on equity investments	405	(229)	-276.9%	758	(314)	-341.4%
Dividends to preferred unitholders in Operating Partnership	3,105	3,105	0.0%	6,210	6,210	0.0%
Minority interest of common unitholders in Operating Partnership	382	1,784	-78.6%	1,058	2,477	-57.3%
Gain on sale of real estate assets — continuing operations	-	(13,843)	-100.0%	-	(13,843)	-100.0%
Net (gain) loss on disposition of discontinued operations	(3,122)	4,209	174.2%	(6,258)	4,209	248.7%
Loss from early extinguishment of debt	1,508	-	100.0%	1,508	-	100.0%

Total property operating income	$24,857	$28,791	-13.7%	$49,450	$58,100	-14.9%

CAPITAL EXPENDITURES(5)
(Dollars in thousands)
Recurring capital expenditures	$1,781	$962	85.1%	$2,557	$1,911	33.8%

Non-recurring capital expenditures	$932	$295	215.9%	$1,141	$633	80.3%

RECONCILIATION OF FORECASTED FUNDS FROM OPERATIONS PER SHARE (3)
	Guidance Range

	Low End	High End

Forecasted net income	$1.30	$1.56
Add expected real estate depreciation	1.17	1.17
Add expected loss from early extinguishment of debt related to asset sales	0.38	0.38
Less expected net gain on sale of real estate assets	(1.21)	(1.29)

Forecasted funds from operations	$1.64	$1.82

(1)	We adopted Statement of Financial Accounting Standards (SFAS) No. 144 on January 1, 2002. SFAS No. 144 requires that the operating results of communities held for sale, as well as those sold, be included in discontinued operations in the statements of earnings prospectively from the date of adoption for all periods presented. During the six months ended June 30, 2003, we sold two communities and as of June 30, 2003, we were actively marketing four communities for sale. Discontinued operations for the three and six months ended June 30, 2003 includes the six communities to which reference is made above and also includes seven of the eight communities sold during the year ended December 31, 2002.

(2)	Income from discontinued operations for the three and six months ended June 30 consists of the following:

	2003	2002	2003	2002

Property revenues	$4,549	$11,470	$10,118	$23,160
Property operating expenses	(2,049)	(4,431)	(4,538)	(8,850)
Depreciation	(1,129)	(2,438)	(2,325)	(4,864)
Interest and amortization	(1,011)	(1,525)	(2,171)	(3,043)

Income from discontinued operations	$360	$3,076	$1,084	$6,403

(3)	Funds from Operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), represents net income (loss) excluding gains or losses from sales of property and extraordinary items, plus depreciation of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures, all determined on a consistent basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Debt extinguishment costs which are recorded in discontinued operations because they were incurred directly as a result of the sale of a community are not specifically addressed by the NAREIT definition. Because of the limitations of the NAREIT FFO definition, we have made an interpretation in applying the definition to maintain consistent treatment with previous years’ results. We include such debt extinguishment costs as a component of the community’s total gain or loss and, therefore, exclude them in the calculation of FFO. These costs were $1.5 million, or $.05 FFO per share, for the three months ended June 30, 2003. We believe that this interpretation is consistent with NAREIT’s definition. Our methodology for computing FFO may differ from the methodologies utilized by other real estate companies and, accordingly, may not be comparable to other real estate companies. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make dividend or distribution payments. We believe that FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of our ability to incur and service debt and to make capital expenditures. The denominator for FFO per share is diluted weighted average shares/units outstanding.

(4)	We evaluate community performance based on growth of property operating income, which is defined as rental and other property revenues less property operating expenses. We believe that property operating income is a meaningful measure for an investor’s analysis of community performance as it represents the most consistent, comparable operating performance among our communities. Depreciation is a fixed cost not controllable by our property management staff and not all communities are encumbered by financing instruments. Property operating income does not include any allocation of corporate overhead. You should not consider property operating income as an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or as an alternative to cash flows from operating activities (determined in accordance with GAAP), as a measure of our liquidity. Our calculation of property operating income may differ from the methodology and definition used by other apartment companies, and accordingly, may not be comparable to similarly entitled measures used by other apartment companies. We use capitalization rates based upon forward twelve-month property operating income as a measure of the current market valuation of a property. These capitalization rates should not be considered as a measure of performance.

(5)	Recurring capital expenditures consist primarily of exterior painting, new appliances, vinyl flooring, blinds, tile, wallpaper and carpet. Non-recurring capital expenditures consist primarily of major renovations and upgrades of apartment homes.

Exhibit 99.1

CONDENSED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)
	June 30,	December 31,
	2003	2002

ASSETS
Real estate assets Real estate assets	$1,191,918	$1,084,345
Accumulated depreciation	(156,493)	(138,940)

Net operating real estate assets	1,035,425	945,405

Real estate assets — assets held for sale	146,723	181,582
Accumulated depreciation — assets held for sale	(19,356)	(22,715)

Net real estate assets — assets held for sale	127,367	158,867

Communities under construction	134,322	139,263

Net real estate assets	1,297,114	1,243,535
Cash and cash equivalents	3,839	63,799
Other assets	41,533	30,380
Other assets — assets held for sale	783	1,763

Total assets	$1,343,269	$1,339,477

LIABILITIES AND SHAREHOLDERS’ EQUITY
Variable rate tax-exempt mortgages	$10,345	$10,565
Variable rate mortgage	6,900	6,900
Variable rate unsecured credit facility	110,000	144,000

Total variable rate debt	127,245	161,465

Fixed rate mortgages	269,095	199,307
Fixed rate mortgages — assets held for sale	58,120	68,964
Fixed rate senior unsecured debt	267,000	267,000

Total fixed rate debt	594,215	535,271

Total debt before hedge adjustments	721,460	696,736
Fair value adjustment of hedged debt instruments	6,112	5,720

Total debt	727,572	702,456
Other liabilities	48,795	53,234
Other liabilities — assets held for sale	288	384

Total liabilities	776,655	756,074
Minority interest of preferred unitholders	136,261	136,261
Equity including other minority interest	430,353	447,142

Total liabilities and shareholders’ equity	$1,343,269	$1,339,477

Total shares and units outstanding at end of the period	30,231,438	30,980,526

ADDITIONAL INFORMATION ON DEBT
Weighted Average Interest Rate
Variable rate tax-exempt mortgages	2.68%	2.90%
Variable rate mortgage	3.03%	3.49%
Variable rate unsecured credit facility	2.24%	2.69%

Total variable rate debt	2.31%	2.74%
Fixed rate mortgages	6.75%	7.03%
Fixed rate senior unsecured debt	7.35%	7.34%

Total fixed rate debt	7.03%	7.18%

Total debt	6.07%	6.23%

Weighted Average Maturity (years) (1)
Variable rate tax-exempt mortgages	3.8	4.3
Variable rate mortgage	2.1	2.6

Total variable rate debt	3.1	3.6

Fixed rate mortgages	6.0	5.3
Fixed rate senior unsecured debt	3.4	3.9

Total fixed rate debt	4.8	4.6

Total debt	4.8	4.6

Leverage Statistics
Total debt before hedge adjustments	$721,460	$696,736

Total assets	$1,343,269	$1,339,477
Accumulated depreciation	175,849	161,655

Total undepreciated assets	$1,519,118	$1,501,132

Total debt before hedge adjustments to total undepreciated assets	47%	46%

(1)	Weighted average maturity excludes the revolving unsecured credit facility.